EXHIBIT 99(b)

                          PRESS RELEASE

FOR IMMEDIATE RELEASE
WEDNESDAY
MARCH 13, 1996
CONTACT PERSON:              STACY DUCKETT, VICE PRESIDENT
                             CORPORATE COMMUNICATIONS
                             TCBY ENTERPRISES, INC.
                             501-688-8229


               TCBY LICENSES DEVELOPMENT IN ISRAEL

LITTLE ROCK, AR - WEDNESDAY (MARCH 13, 1996) - TCBY ENTERPRISES, INC., (NYSE:TBY) today announced that TCBY's International Division has awarded local development rights for "TCBY"(Registered) stores and products in Israel, which will be operated by JSH Enterprises, a New Jersey-based corporation.

The franchise agreement calls for
 the opening of 10 "TCBY"(Registered) frozen yogurt stores in Israel during the next five years. The franchisee intends to open the first "TCBY"(Registered) locations in the Tel Aviv area. Plans also call for the distribution of hardpack and novelty frozen yogurt products through supermarkets and other channels.

"The Israeli market presents many opportunities for development. Israel has the highest per capita consumption of ice cream in the Middle East and consumers are already familiar with frozen yogurt as an alternative to ice cream," said Hartsell Wingfield, President of TCBY International. "We are excited about introducing "TCBY"(Registered) products in this market with our new partners," he said.

Gidon Wallis, spokesman for JSH's operations in Israel, added "We are excited about our association with the leading and tastiest frozen yogurt product in the world. With the growing health consciousness in Israel, we are confident the local consumer will soon discover you do not have to sacrifice taste to sacrifice calories."

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, novelty products, and markets foodservice
equipment.         The     Company    is     the     largest
manufacturer-franchisor of frozen yogurt in the world.

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